                                                                EXHIBIT 99.1


News Release
-----------------------------------------------------------------------------
FINAL                                                         Diana Phillips
                                                             Matthew Weigman
                                                            Press Department
                                                              (212) 606-7176
                                                               Jennifer Park
                                                          Investor Relations
                                                              (212) 894-1023

  SOTHEBY'S HOLDINGS, INC. ANNOUNCES 2003 FOURTH QUARTER AND FULL YEAR RESULTS

o    Fourth Quarter Revenues from Continuing Operations Increased 17% to $136.9 million from $116.9 million

o    Highest Fourth Quarter Results since Recent Peak of Art Market in 1999

                    o    Strong First Quarter 2004 Underway


March 11, 2004 New York -- Sotheby's Holdings, Inc. (NYSE: BID; LSE: STBA), the parent company of Sotheby's worldwide auction businesses and art-related financing activities today announced results for the full year and fourth quarter ended December 31, 2003.

For the quarter ended December 31, 2003, the Company reported total revenues from continuing operations of $136.9 million, compared to $116.9 million in the corresponding period in 2002 for an increase of $20.0 million, or 17%, due to a very strong fall selling season. The Company's net income from continuing operations for the fourth quarter of 2003 was $17.6 million, or $0.28 per diluted share, compared to a net loss from continuing operations for the fourth quarter of 2002 of ($7.2) million, or ($0.12) per diluted share, partially due to the substantial reduction in employee retention costs and antitrust related special charges over the period. During the fourth quarter of 2003, the Company recorded pre-tax charges of $0.9 million, primarily due to antitrust related special charges. During the same period of 2002, the Company recorded pre-tax charges of $29.6 million, or ($0.34) per diluted share, related to antitrust related special charges ($21.9 million), employee retention costs ($4.3 million) and net restructuring charges ($3.5 million). Excluding these items, the Company would have recorded adjusted net income from continuing operations of $18.1* million, or $0.29* per diluted share, in the fourth quarter of 2003, as compared to adjusted net income from continuing operations of $13.6* million, or $0.22* per diluted share, in the same period in 2002, an increase of 33%.

"We are delighted with our fourth quarter results, which are the best since 1999 and are up significantly compared to last year in adjusted operating income (up 52%)* and net income (up 33%)* (both from continuing operations). Sotheby's today enjoys the very best expertise, creativity and professionalism in the art world, which will be reflected in our results, both in the first quarter and we expect into the second quarter of 2004 as well," said William F. Ruprecht, President and Chief Executive Officer of Sotheby's Holdings, Inc.

For the year ended December 31, 2003, the Company reported total revenues from continuing operations of $319.6 million, compared to $310.5 million for the previous year, an improvement of $9.1 million or 3%. Net loss from continuing operations for the full year 2003 was ($26.5) million, or ($0.43) per diluted share, compared to a net loss of ($59.5) million, or ($0.97) per diluted share for 2002, primarily due to the significant reduction in employee retention costs and antitrust related special charges. 2003 results include pre-tax charges of $16.6 million, or ($0.19) per diluted share, which consist of employee retention costs of $8.5 million, net restructuring charges of $5.0 million and antitrust related special charges of $3.1 million. Excluding these charges, the Company's adjusted net loss from continuing operations for the full year 2003 would have been ($14.8)* million or ($0.24)* per diluted share. Included in the full year 2002 results are pre-tax charges of $65.6 million, which consist of antitrust related special charges of $41.0 million, employee retention costs of $22.6 million and net restructuring charges of $2.0 million. Excluding these pre-tax charges, adjusted net loss from continuing operations for the full year 2002 would have been ($8.9)* million, or ($0.14)* per diluted share.






* Non-GAAP financial measure. See Appendix B.


Note: As required by accounting principles generally accepted in the United States of America, the domestic operations of Sotheby's International Realty are classified as "Discontinued Operations". As a result, prior period results have been reclassified to present the results of such operations as discontinued operations.

Aggregate Auction Sales (hammer price plus buyer's premium) rose 15% in the fourth quarter of 2003 to $792.9 million, and was $1.69 billion for the year ended December 31, 2003, a 5% decline compared to prior year. Mr. Ruprecht noted, however, that Sotheby's continued focus is on profitability and not sales or any market share level, particularly at the low end of the market.

Discontinued Real Estate Operations

As announced last month, Cendant Corporation, which is primarily a provider of travel and residential real estate services, acquired the domestic brokerage operations of Sotheby's International Realty and also entered into a license agreement of up to 100 years where Cendant licenses the Sotheby's International Realty brand in exchange for an ongoing licensing fee to Sotheby's. The total cash purchase price paid by Cendant for the company-owned real estate brokerage operations as well as the license agreement was approximately $100 million. "We are extremely happy with the outcome of this transaction for Sotheby's and its shareholders and with our long term strategic alliance with this outstanding partner, which we expect will extend and grow our world-renowned brand," commented Mr. Ruprecht.

Long Term Refinancing

On March 4th, Sotheby's entered into a new three year senior secured credit agreement with GE Commercial Finance Corporate Lending providing for borrowings of up to $200 million, of which $100 million is currently committed and the remainder is in the process of being offered to an international syndicate of lenders. Because of decreased liquidity needs as a result of the receipt of proceeds from the sale of the Company's domestic real estate brokerage business described above, the Company may ultimately decide to limit the aggregate amount committed for borrowings under the GE Commercial Finance Credit Agreement to an amount that is less than $200 million. "This new credit agreement dramatically expands our financing capabilities and is indicative of the growing strength and momentum of our organization," commented Mr. Ruprecht.




* Non-GAAP financial measure. See Appendix B.

Option Exchange Program

On March 1st, Sotheby's launched an option exchange offer to employees holding certain underwater stock options to exchange those options for either cash or restricted stock, depending on the size of the employee's holding. If all eligible participants accept the offer, the cost of the program in 2004 will be approximately $8 million, of which approximately $2 million will be a cash expense, and the overhang of all current outstanding stock options (vested and unvested, at all exercise prices) as a proportion of common shares outstanding will be reduced from approximately 22% to approximately 13%. "We view this program to be of great value to those employees who hold underwater stock options which have failed to deliver value as well as to our shareholders with the reduction in overhang," commented Mr. Ruprecht.

Year to Date 2004 Sales

"We are very pleased with our sale results for the year so far, highlighted by the exceptional private sale of the Forbes Collection of Faberge" said Mr. Ruprecht. Last month, Sotheby's sold the Forbes Collection, which included nine fabled Imperial Easter Eggs and other objects that had a low pre-sale auction estimate in excess of $90 million, to Mr. Victor Vekselberg, a Russian industrialist, for an undisclosed sum. "We were very excited at the prospect of an extraordinary auction and magnificent pre-sale exhibition, but we knew that this remarkable offer and the return of the Faberge Imperial Easter Eggs to Russia had to be taken very seriously. We, along with the Forbes family, are delighted with the outcome," continued Mr. Ruprecht.

In January, Sotheby's had a strong Americana week with a sales total of $13.6 million, soundly above its high estimate of $12.4 million. Our Old Masters Paintings sale in New York performed extremely well, leading the market with a total of $31.2 million, well within its pre-sale low and high estimates of $25.6 million and $36.3 million, respectively. The highlight of the sale was Hendrick Avercamp's A Winter Scene which garnered $8.7 million, well above its $4/$6 million presale estimate, and a record for the artist at auction.



* Non-GAAP financial measure. See Appendix B.

Our February London sales also brought strong results. The Impressionist, Modern, German and Surrealist Art sales in London achieved approximately $75.4 million ('L'41.2 million) and was highlighted by eight lots selling over 'L'1 million and the sale of Edgar Degas' sculpture Petite Danseuse de Quatorze Ans for $9.2 million ('L'5.0 million) which was the highest price achieved in the London sales of Impressionist and Modern Art that week. In the Contemporary Art sales, Sotheby's led the competition by 70% with an exceptional two days of sales totaling $35.1 million, well above its pre-sale estimate of $22.9/$30.6 million. The evening sale of Contemporary Art (total of $27.0 million) acquired the record of being the highest total ever for a Contemporary sale in Europe, and was 93% sold.

Second Quarter Sales

Looking ahead to the second quarter, on May 5th in New York, Sotheby's is holding a remarkable single owner sale of 44 paintings belonging to the Greentree Foundation from the collection of Mr. and Mrs. John Hay Whitney which is expected to achieve in excess of $140 million. The centerpiece of this sale is Pablo Picasso's Garcon a la Pipe (Boy with a Pipe), which is considered to be one of the most beautiful and powerful pictures from the artist's "Rose Period" and was painted when he was only 24 years old. The picture is expected to garner in excess of $70 million. Other exceptional highlights of the sale are works by Edouard Manet, Edgar Degas, Claude Monet, Sir Alfred J. Munnings and John Singer Sargent.

In London, the renowned library formed by the first and second earls of Macclesfield before 1750 will be sold in a series of sales beginning in March 2004 and are expected to achieve $18 million ('L'10 million) in aggregate.

In April and November 2004, Sotheby's New York will offer for sale an extraordinary collection of over 800 books and letters from the Collection of Maurice F. Neville, the finest collection of Modern Literature to appear on the market in over twenty five years. It includes a remarkable array of inscribed first editions, letters and manuscripts of such authors as F. Scott Fitzgerald, Dylan Thomas, Jack Kerouac and arguably, the best collection of Ernest Hemingway material in private hands, as well as an extensive selection of detective literature

* Non-GAAP financial measure. See Appendix B.

                           STATEMENT OF DIFFERENCES

The British pound sterling sign shall be expressed as....................    'L'
and mystery writers, including inscribed books, letters and manuscripts of Sir Arthur Conan Doyle, Dashiell Hammet, Raymond Chandler and Ian Fleming, among others. The collection is estimated to bring between $5/$7 million.

Through the end of April, Sotheby's will be offering for Private Sale eleven works of art in an unprecedented exhibition at the exclusive Isleworth Country Club in Widermere, Florida entitled, "Monumental Masterpieces of Modern Sculpture." This $20 million private offering features some of the best sculpture cast in the 20th century by artists including August Rodin, Jean DuBuffet, Fernando Botero, Henry Moore, Joan Miro and Salvador Dali.

On June 10 and 11, in New York, Sotheby's will auction Property from the Estate of Katharine Hepburn. The sale is expected to fetch approximately $1 million and comprises furniture, paintings and decorations from her homes, a selection of the clothing and accessories that epitomized her iconic sense of style, photographs and personal items as well as her own paintings and sketches.

At the end of June, in Paris, Sotheby's will offer for sale 18th Century Furniture and Works of Art, Old Master and Impressionist/Modern Paintings, Silver and Vertu from The Franco Cesari Collection. This sale is estimated to bring (euro)7/(euro)10 million and is the first sale at Sotheby's Paris to include Impressionist and Modern Art. Highlights of the collection include works by Gustave Caillebotte and Camille Pissarro.


About Sotheby's Holdings, Inc.

Sotheby's Holdings, Inc. is the parent company of Sotheby's worldwide auction businesses and art-related financing activities. The Company operates in 34 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby's Holdings, Inc. is listed on the New York Stock Exchange and the London Stock Exchange.

                                      * * *


* Non-GAAP financial measure. See Appendix B.

Sotheby's Statement on Forward-Looking Statements

This release contains certain "forward-looking statements" (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the "forward-looking statements" include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property.

Financial Tables Follows

All Sotheby's Press Releases are available on our web site at www.sothebys.com

Sotheby's Holdings, Inc.'s earnings conference call will take place on Thursday, March 11th, 2004, at 4:45 PM EST. Domestic callers should dial: 800-366-3908 and international callers should dial: 303-262-2175. The call reservation number is 570381.

To listen to the conference call via web cast, please go to http://www.actioncast.acttel.com and enter the passcode 20536 when prompted. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins at 4:45 PM on Thursday, March 11th.





* Non-GAAP financial measure. See Appendix B.

                                                                      APPENDIX A


                            SOTHEBY'S HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              (UNAUDITED)
                                                            For the Quarter                  For the Year
                                                           Ended December 31,             Ended December 31,
                                                         --------------------------    ---------------------------
                                                              2003          2002           2003            2002
                                                         --------------------------    ---------------------------
                                                                       (Thousands of dollars, except per share data)
Revenues:
Auction and related revenues                                 $134,319       $113,418      $309,038         $297,688
Other revenues                                                  2,543          3,432        10,561           12,844
                                                         -------------   ------------   -----------   --------------
  Total revenues                                              136,862        116,850       319,599          310,532
                                                         -------------   ------------   -----------   --------------

Expenses:
Direct costs of services                                       19,510         20,513        46,103           53,075
Salaries and related costs                                     44,008         39,673       144,701          140,136
General and administrative expenses                            27,658         25,055        94,838           90,552
Depreciation and amortization expense                           6,515          5,791        25,344           21,871
Retention costs                                                   318          4,253         8,466           22,564
Net restructuring charges                                           -          3,494         5,039            1,961
Special charges                                                   542         21,890         3,112           41,042
                                                         -------------   ------------   -----------   --------------
  Total expenses                                               98,551        120,669       327,603          371,201
                                                         -------------   ------------   -----------   --------------

Operating income (loss)                                        38,311         (3,819)       (8,004)         (60,669)

Interest income                                                   514            574         2,498            2,509
Interest expense                                               (8,825)        (5,604)      (32,832)         (22,683)
Other income (expense)                                            136            388           762              990
                                                         -------------   ------------   -----------   --------------

Income (loss) from continuing operations before taxes          30,136         (8,461)      (37,576)         (79,853)
Income tax expense (benefit)                                   12,520         (1,306)      (11,093)         (20,391)
                                                         -------------   ------------   -----------   --------------

Income (loss) from continuing operations                       17,616         (7,155)      (26,483)         (59,462)

Discontinued operations:
Income from discontinued operations before taxes                4,164          1,060         9,968            8,392
Income tax expense                                              1,577            435         4,141            3,685
                                                         -------------   ------------   -----------   --------------
Income from discontinued operations                             2,587            625         5,827            4,707
                                                         -------------   ------------   -----------   --------------

Net income (loss)                                              20,203         (6,530)      (20,656)         (54,755)
                                                         -------------   ------------   -----------   --------------
                                                         -------------   ------------   -----------   --------------

Earnings (loss) per share from continuing operations:
Basic earnings (loss) per share                                  0.29          (0.12)        (0.43)           (0.97)
Diluted earnings (loss) per share                                0.28          (0.12)        (0.43)           (0.97)

Earnings (loss) per share from discontinued operations:
Basic earnings per share                                         0.04           0.01          0.09             0.08
Diluted earnings per share                                       0.04           0.01          0.09             0.08

Basic and diluted loss per share                                 0.33          (0.11)        (0.34)           (0.89)
                                                         -------------   ------------   -----------   --------------
                                                         -------------   ------------   -----------   --------------

Basic Weighted Average                                           61.6           61.5          61.6             61.5
    Shares Outstanding (in millions)
                                                         -------------   ------------   -----------   --------------
                                                         -------------   ------------   -----------   --------------

Diluted Weighted Average                                         61.9           61.5          61.6             61.5
    Shares Outstanding (in millions)
                                                         -------------   ------------   -----------   --------------
                                                         -------------   ------------   -----------   --------------

                                                                      APPENDIX B

SOTHEBY'S HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

     GAAP and non-GAAP Financial Measures:

     GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to "adjusted" non-GAAP financial measures. Management believes that the use of non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below:


                                                       Three Months Ended             Twelve Months Ended
                                                          December 31,                    December 31,
                                                   --------------------------------   ------------------------
                                                        2003             2002           2003          2002
                                                   ---------------  ---------------  ----------   ------------
                                                                (Thousands of dollars, except per share data)
       GAAP Operating Income (Loss)
        from Continuing Operations                      $38,311        ($3,819)       ($8,004)    ($60,669)

       Adjustments:
        Retention costs (a)                                 318          4,253          8,466       22,564
        Net restructuring charges (b)                         -          3,494          5,039        1,961
        Special charges (c)                                 542         21,890          3,112       41,042
                                                     -----------     ----------     ---------    ---------

       Adjusted Operating Income
        from Continuing Operations                      $39,171        $25,818         $8,613       $4,898
                                                     ===========     ==========      =========    =========

       GAAP Net Income (Loss)
        from Continuing Operations                      $17,616        ($7,155)      ($26,483)    ($59,462)

       Adjustments (net of income tax effects):
        Retention costs (a)                                 186          2,742          5,968       14,066
        Net restructuring charges (b)                         -          2,253          3,552        1,222
        Special charges (c)                                 317         15,806          2,193       35,271
                                                     -----------     ----------      ---------    ---------

       Adjusted Net Income (Loss)
        from Continuing Operations                      $18,119        $13,646       ($14,770)     ($8,903)
                                                     ===========     ==========      =========    =========

       GAAP Earnings (Loss) Per Diluted Share
        from Continuing Operations                        $0.28         ($0.12)        ($0.43)      ($0.97)

       Adjustments (net of income tax effects):
        Retention costs (a)                               $0.00          $0.04          $0.10        $0.23
        Net restructuring charges (b)                     $0.00          $0.04          $0.06        $0.02
        Special charges (c)                               $0.01          $0.26          $0.04        $0.57
                                                     -----------     ----------      ---------    ---------

       Adjusted Earnings (Loss) Per Diluted Share
        from Continuing Operations                        $0.29          $0.22         ($0.24)      ($0.14)
                                                     ===========     ==========      =========    =========


(a)    Consists of costs related to the Company's employee retention programs.

(b) Consists of net charges or credits related to the Company's restructuring plans.

(c) Consists of net charges related to the investigation by the Antitrust Division of the United States Department of Justice, other governmental investigations and the related civil antitrust litigation, as well as a credit in the first quarter of 2002 related to the Company's final settlement agreement with its former Chief Executive Officer.



                                       9